Exhibit 99.1

Contact: Tyra Tutor Senior Vice President, Corporate Development (904) 360-2500 tyra.tutor@mpsgroup.com

NEWS RELEASE	For Immediate Release

MPS Group Provides Third Quarter Update

Third Quarter Earnings Release Scheduled for October 30, 2008

JACKSONVILLE, Fla. (October 15, 2008) — MPS Group, Inc. (NYSE:MPS), a leading provider of specialty staffing, consulting and business solutions, today announced it expects to report third quarter revenue of $575 million to $580 million and diluted net income per common share of $0.18 to $0.19. In July, MPS Group announced expected third quarter revenue of $580 million to $600 million and diluted net income per common share of $0.21 to $0.24.

Timothy Payne, MPS Chief Executive Officer, stated, “Third quarter performance for most of our business units is expected to be in line with our earlier projections. Overall performance, however, is anticipated to fall short of our July guidance, due primarily to lower-than-expected revenue and earnings in our International Professional Services Segment, Badenoch & Clark. In particular, we expect to report that Badenoch & Clark experienced a sequential quarter decline in permanent placement revenue as well as higher costs associated with a management transition in Europe.”

“MPS Group’s gross and operating margins are projected to be approximately 28.5% and 5.0%, respectively, for the three months ended September 30, 2008,” added Robert Crouch, MPS Chief Financial Officer. “A lower income tax provision had a positive effect on third quarter results but this was offset by various negative items, including the impact of foreign currency exchange rates. The Company expects it will generate over $35 million in cash flow from operations for the third quarter and will report over $50 million in cash as of September 30, 2008.”

Conference Call Scheduled

MPS Group will release its full results for the third quarter and nine months ended September 30, 2008 on Thursday, October 30, 2008 before the market opening. The live broadcast of MPS Group’s conference call will begin at 10:00 a.m. Eastern Time on October 30 at which time management will be available to discuss third quarter results and its outlook for the fourth quarter. The link to this event may be found at the Company’s website: www.mpsgroup.com. Those without Internet access may listen to the call by dialing (913) 312-6695, confirmation 8451762.

If you are unable to participate at that time, online and telephonic replays will be available two hours after the call ends and will continue until 6:00 p.m. on November 6. To access the telephonic replay, please dial (719) 457-0820 and enter 8451762 when prompted for the passcode. The link for the online replay may also be found on the Company’s website.

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1 Independent Drive • Jacksonville, Florida 32202 • 904-360-2000 • 904-360-2814 fax

www.mpsgroup.com

MPS Group Provides Third Quarter Update

October 15, 2008

About MPS Group

MPS Group is a leading provider of staffing, consulting, and solutions in the disciplines of information technology, finance and accounting, law, engineering, marketing and creative, property, and healthcare. MPS Group delivers its services to businesses and government entities in the United States, Europe, Canada, Australia, and Asia. A Fortune 1000 company with headquarters in Jacksonville, Florida, MPS Group trades on the New York Stock Exchange. For more information about MPS Group, please visit www.mpsgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to certain risks, uncertainties or assumptions described above and may be affected by other factors, including, but not limited to: fluctuations in the economies and financial markets in the U.S. and foreign countries where we do business and in the Company’s industry segments in particular; industry trends toward consolidating vendor lists; the demand for the Company’s services, including the impact of changes in utilization rates; consolidation or bankruptcy of major customers; the effect of competition, including the Company’s ability to expand into new markets and to remain profitable or maintain profit margins in the face of pricing pressures; the Company’s ability to retain significant existing customers or obtain new customers; the Company’s ability to recruit, place and retain consultants and professional employees; the Company’s ability to identify and complete acquisition targets and to successfully integrate acquired operations into the Company; possible changes in governmental laws and regulations affecting the Company’s operations, including possible changes to laws and regulations relating to benefits for consultants and temporary personnel, and possible increased regulation of the employer-employee relationship; employment-related claims, costs, and other litigation matters; adjustments during periodic tax audits; litigation relating to prior and current transactions and activities; claims and liabilities asserted for the acts or omissions of our temporary employees; fluctuations in interest rates or foreign currency exchange rates; loss of key employees; fluctuations in the price of the Company’s common stock due to actual or anticipated changes in quarterly operating results, financial estimates, statements by securities analysts, and other events; and other factors discussed in the Company’s filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as: “will,” “may,” “should,” “could,” “expects,” “intends,” “plans,” “hopes,” “indicates,” “projects,” “can,” “anticipates,” “perhaps,” “believes,” “estimates,” “appears,” “predicts,” “potential,” “continues,” “would,” or “become,” or other comparable terminology or the negative of these terms or other comparable terminology. Readers are urged to review and consider the matters discussed in “Item 1A. Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2007 and discussion of risks or uncertainties in subsequent filings with the Securities and Exchange Commission.

Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of the Company may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on beliefs and assumptions of the Company’s management and on information then currently available to management. Undue reliance should not be placed on such forward-looking statements. Forward-looking statements are not guarantees of performance. Such forward-looking statements were prepared by the Company based upon information available at the time of such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

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